Exhibit 99.1

Omnicomnews

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger 212-415-3393

Omnicom Reports Second Quarter 2003 Results

NEW YORK, July 29, 2003—Omnicom Group Inc. (NYSE-OMC) today announced that net income for the second quarter of 2003 increased 2% to $190.7 million from $187.3 million in the second quarter of 2002. Diluted earnings per share increased 2% to $1.02 per share in 2003 from $1.00 per share in 2002.

Worldwide revenue increased 12.2% to $2,149.5 million in the second quarter of 2003 from $1,916.6 million in the second quarter of 2002. Domestic revenue for the second quarter of 2003 increased 6% to $1,182.3 million compared to $1,117.5 million in 2002. International revenue for the second quarter of 2003 increased 21% to $967.2 million compared to $799.1 million in 2002.

Net income for the six months ended June 30, 2003 increased 1% to $319.3 million from $315.9 million in 2002. Diluted earnings per share increased 2% to $1.70 per share in 2003 from $1.67 per share in 2002.

Worldwide revenue for the six months ended June 30, 2003 increased 12% to $4,086.8 million from $3,649.0 million in 2002. Domestic revenue for the six months ended June 30, 2003 increased 7% to $2,281.8 million compared to $2,139.7 million in 2002. International revenue for the six months ended June 30, 2003 increased 20% to $1,805.0 million compared to $1,509.3 million in 2002.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our second quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Three Months Ended June 30	2003	2002
Revenue	$ 2,149,508	$ 1,916,569
Operating and net interest expense	1,825,815	1,592,021
Income before income taxes	323,693	324,548
Income taxes	110,555	122,014
Income after income taxes	213,138	202,534
Equity in affiliates/Minority interests	(22,391)	(15,219)

Net income	$ 190,747	$ 187,315
Earnings per share
Basic	$ 1.02	$ 1.01
Diluted	$ 1.02	$ 1.00
Weighted average shares (in thousands)
Basic	187,172	185,705
Diluted(a)	188,125	188,119

Dividend declared per share	$ 0.20	$ 0.20

(a)	Diluted earnings per share for 2003 and 2002 was calculated using an assumed increase in net income of $302,000 and $188,000 respectively, related to the after-tax compensation expense from dividends on restricted shares.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530

Omnicom Group Inc.

(Unaudited) (in Thousands of Dollars, Except Per Share Data)

Six Months Ended June 30	2003	2002
Revenue	$ 4,086,753	$ 3,648,995
Operating and net interest expense	3,547,974	3,106,911
Income before income taxes	538,779	542,084
Income taxes	185,766	201,872
Income after income taxes	353,013	340,212
Equity in affiliates/Minority interests	(33,682)	(24,331)

Net income	$ 319,331	$ 315,881

Earnings per share
Basic	$ 1.71	$ 1.70
Diluted	$ 1.70	$ 1.67
Weighted average shares (in thousands)
Basic	186,864	186,227
Diluted(a)	187,658	189,056

Dividend declared per share	$ 0.40	$ 0.40

(a)	Diluted earnings per share for 2003 and 2002 was calculated using an assumed increase in net income of $604,000 and $375,000 respectively, related to the after-tax compensation expense from dividends on restricted shares.

437 Madison Avenue, New York, N.Y. 10022. (212) 415-3600 Telex 428245 Fax (212) 415-3530